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DELAWARE(SM)             VISION MUTUAL FUND GATEWAY(R) AGREEMENT
INVESTMENTS
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Dear Financial Services Firm:

Your firm ("Firm") has entered into a Dealer's Agreement with Delaware Distributors, LP ("DDLP"), the principal underwriter and distributor of the Delaware Investments Family of Funds ("Funds"), and has, or will have clients that are shareholders ("Shareholders") in the Funds for which Delaware Service Company, Inc. ("DSC") is the shareholder service agent. The Firm desires to take advantage of the Internet and Vision Mutual Fund Gateway Services ("Vision"), a product offered by DST Systems, Inc. ("DST"), to access account information and certain on-line transaction request capabilities on behalf of Shareholders listing the Firm as the broker/dealer of record. This letter agreement sets forth the procedures, terms and conditions pursuant to which the Firm may use Vision to access account information and process on-line transactions ("Transactions").

The Firm agrees to promptly provide complete registration instructions on all new accounts established through Vision. The Firm agrees that DSC may reformat the registration of any new accounts to conform with DSC registration standards. The Firm will use its best efforts to place Vision purchases at the correct breakpoints, taking into consideration any applicable letter of intent or rights of accumulation with respect to their customers. The Firm acknowledges that, absent such Firm efforts, DSC is unable to assure that any purchase will be placed at other than the Fund's maximum offering price. The Firm shall retain all original documentation received from Shareholders relating to transactions processed through Vision (including, but not limited to, new account applications), in such a manner that it can be promptly retrieved and provided to DSC upon request. The obligation to retain each original document shall survive the termination of this Agreement for a period of seven (7) years after termination of the applicable Shareholder's account. The Firm acknowledges and agrees that DSC will not accept Vision purchase orders for new accounts for which Investors Fiduciary Trust Company ("IFTC") is the designated trustee or custodian, unless otherwise agreed to by IFTC and DDLP.

The Firm represents and warrants to DSC that each Transaction submitted by the Firm is rightful and authorized by the Shareholder whose Fund account is affected by a Transaction. The Firm acknowledges that this Agreement is intended to be, and is, permissive on the part of DSC and not mandatory. DSC may require partial or full documentation before effecting any Transaction whenever DSC, in its sole discretion, deems obtaining such documentation to be appropriate or desirable and DSC shall not be liable for any loss due to a delay resulting from such request. The Firm understands and agrees that if for any reason it is unable to effect Transactions via Vision for any reason, the Firm must utilize an alternative procedure to assure that such transactions are received by DSC in an alternative way, such as through the confirmed wire order or confirmed redemption system.

If a transaction request is placed erroneously by the Firm, the Firm represents that it will correct the error and return the redemption proceeds, if applicable, to DSC within 72 hours. The Firm further represents and warrants that it will immediately reimburse DSC for any interest and market loss resulting from any erroneously placed Transactions. Breach by the Firm of this representation or warranty may, at the option of DSC, result in immediate termination of this Agreement, in addition to any other legal remedies available to DSC.

The Firm represents and warrants that it has the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in a businesslike and competent manner and in conformance with all laws, rules and regulations and the Funds' prospectuses and statements of additional information. In using the information accessed via Vision, the Firm agrees to abide by all laws and regulations governing the industry or business, including without limitation the requirement that you not distribute the accessed information to prospective investors unless it is preceded or accompanied by current prospectuses for the Funds being offered.

DSC makes no representation and hereby excludes any warranty, express or implied, about the accuracy, completeness, timeliness, or suitability for any purpose of the information accessible via Vision or about the performance or availability of Vision or any databases accessible through Vision. All such information, Vision, and accessible databases are provided or made available "as is". To the extent allowed by applicable law, DSC hereby disclaims all warranties and conditions with regard to such information, Vision and accessible databases including without limitation all implied warranties and conditions of merchantability, fitness for a particular purpose and non-infringement. The information provided via Vision is not intended to satisfy any compliance or regulatory conditions set forth by any governing body of the securities industry. The Firm agrees that it is responsible for verifying the accuracy of information obtained through Vision as received.


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The Firm agrees that quoted rates and yields for the Funds accessible through
Vision reflect past performance and do not necessarily indicate future results and that shares of the Funds are not deposits or obligations of, or guaranteed or insured by, any bank, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency, are subject to risk, including possible loss of principal, and will fluctuate in value. The Firm agrees that all financial determinations, including without limitation suitability determinations, is the responsibility of the Firm and not that of the Funds, DSC or DDLP.

The Firm agrees to only access information or enter Transactions for Shareholder accounts for which the Firm is listed as the broker/dealer of record. The Firm agrees that it will not deliberately attempt to access information or enter Transactions for Shareholder accounts for which the Firm is not listed as the broker/dealer of record and shall immediately terminate such access and inform DSC. The Firm is responsible for notifying DST of the specific dealers, dealer/branches, or dealer/representative authorized by the Firm to have access to Vision and for specifying the security criteria for each Vision user ("User") in accordance with the procedures established by DST from time to time. The Firm is solely responsible for any unauthorized or improper use of Vision and is responsible for notifying DST if it discovers or should have discovered that the security of any Vision password or ID assigned by DST (at the Firm or User level) or any other Vision security feature is jeopardized or otherwise compromised. DSC reserves the right to terminate Vision User's ID for any reason, including non-use.

The Firm agrees to indemnify the Funds, DSC, DDLP, their affiliates and the officers, trustees directors, employees, agents, affiliates, successors and assigns of each of the foregoing entities and hold each of them harmless for any and all loss, claim, demand, damage or liability, including reasonable attorneys fees and other costs, to which any of them may be or become subject as a result or arising out of any breach of the Firm's representations or warranties herein; or as a result or arising out of the Firm's failure to comply with the terms of this Agreement; or as a result or arising out of the Firm's action or inaction relating to any duties, functions, procedures or responsibilities undertaken by the Firm pursuant to Vision including that which may arise out of the malfunction of the Firm's equipment, systems or programs; or attributable to the Firm's negligence in using Vision or in using or distributing information accessed through Vision. At the request of the Funds, DSC, DDLP or their affiliates, the Firm shall provide an appropriate defense against any such loss, claim, demand, damage or liability. In no event shall DSC, the Funds, DDLP or their affiliates be liable for any actual, special, incidental, direct, indirect, punitive, exemplary or consequential damages or any damages whatsoever arising out of or in connection with the use of Vision, the information accessible through Vision, or the reliance thereon, including without limitation damages arising from the loss of profits, misinformation or the risks of the stock market.

The Firm agrees to be bound by the provisions of the current Dealer's Agreement which it has executed with DDLP the terms of which are incorporated by reference herein. This Agreement shall be construed in accordance with the laws of Pennsylvania. This Agreement may not be assigned by either party without the prior written consent of the other party.

Please confirm the Agreement by executing one copy of this Agreement below and returning it to us. Keep the enclosed duplicate copy for your records.

DELAWARE DISTRIBUTORS, L.P.         DELAWARE SERVICES COMPANY, INC.

By:                                 By:      /s/ Elisa Colkitt
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                                    Name:    Elisa Colkitt
Title:                              Title:   Vice President, Broker Operations
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We have read the foregoing agreement and accept and agree to the terms and conditions thereof.

Witness                              Firm
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Dated                                By:
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                                     Title:
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